Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, Energy Fuels Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) the Company’s common shares (the “Common Shares”).
Description of Common Shares
The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Continuance, Articles of Amendment and our By-laws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.
Authorized Capital Shares
We are authorized to issue an unlimited number of Common Shares, without par value.
Voting Rights
Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, including the election of directors. Our Common Shares do not have cumulative voting rights.
Dividend and Liquidation Rights
The holders of Common Shares are entitled to receive dividends as and when declared by our Board of Directors, and to receive a pro rata share of the assets of the Company available for distribution to the holders of Common Shares in the event of the liquidation, dissolution or winding-up of the Company.
Other Rights and Preferences
There are no preemptive, conversion or redemption rights attached to the Common Shares.
Listing
The primary trading market for the Common Shares is the NYSE American under the trading symbol “UUUU,” and the Common Shares are also listed on the TSX under the trading symbol “EFR.”